As filed with the Securities and Exchange Commission on June 18, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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MEETME, INC.
(Exact name of registrant as specified in its charter)

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Delaware	86-0879433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Union Square Drive, New Hope, Pennsylvania 18938
 (Address of Principal Executive Offices) (Zip Code)

2012 Omnibus Incentive Plan
 (Full title of the plan)

Michael Matte
312 Clematis Street, Suite 407
West Palm Beach, FL  33401
(Name and address of agent for service)

(215) 862-1162
(Telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
1645 Palm Beach Lakes Boulevard, Suite 1200
West Palm Beach, FL  33401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	5,700,000	$2.36	$13,452,000	$1,541.60

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under certain anti-dilution provisions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) based on the average of the high and low reported sales prices of the registrant’s common stock on the NYSE Amex on June 13, 2012.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

This prospectus relates to the registration of 5,700,000 shares of common stock of MeetMe, Inc. issuable under the 2012 Omnibus Incentive Plan, which we refer to as the “Plan.”

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission, which we refer to as the “SEC,” Rule 428(b)(1) under the Securities Act of 1933, which we refer to as the “Securities Act.”

Item 2.	Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Michael Matte, Chief Financial Officer, 312 Clematis Street, Suite 407 West Palm Beach, FL 33401, phone: (561) 366-1249.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by MeetMe, Inc. with the SEC, under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and are incorporated herein by reference:

●	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 14, 2012 (Commission File Number: 001-33105);

●	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2012 filed on May 8, 2012 (Commission File Number: 001-33105);

●	Our current reports on Form 8-K filed on March 29, 2012, April 3, 2012, April 17, 2012, April 30, 2012,May 3, 2012 and June 5, 2012 (Commission File Number: 001-33105);

●	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above;

●
The description of our common stock contained in the Registration Statement on Form S-3 filed on September 27, 2011 (Commission File Number: 333-177021), including any amendments or reports filed for the purpose of updating such description; and

●
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that we shall indemnify our executive officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Delaware law.  Additionally, we will advance expenses to those parties mentioned in the previous sentence to the fullest extent allowed under Delaware law.  Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law.

Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought.  Any other indemnification shall be made by a majority vote of the Board of Directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the Board of Directors or by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

We have entered into Indemnification Agreements with our executive officers and directors providing for indemnification and containing an advancement of expenses provision.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, we and our shareholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.	Undertakings.

(1)           The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Pennsylvania, on June 18, 2012.

MEETME, INC.

By:	/s/ John C. Abbott
John C. Abbott Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ John C. Abbott	Chairman of the Board of Directors	June 18, 2012
John C. Abbott

/s/ Michael D. Matte	Chief Financial Officer and Chief Accounting Officer (Principal Financial	June 18, 2012
Michael D. Matte	Officer and Principal Accounting Officer)

Director
Alonso Ancira

/s/ Lars Batista	Director	June 18, 2012
Lars Batista

Director
Geoffrey Cook

/s/ Ernesto Cruz	Director	June 15, 2012
Ernesto Cruz

/s/ Terry Herndon	Director	June 13, 2012
Terry Herndon

/s/ Malcolm Jozoff	Director	June 15, 2012
Malcolm Jozoff

/s/ Richard Lewis	Director	June 13, 2012
Richard Lewis

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

5.1	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.				Filed
10.1	2012 Omnibus Incentive Plan	8-K	6/5/12	10.1
23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.***				Filed
23.2	Consent of Salberg & Company, P.A.				Filed

*** Contained in Exhibit 5.1.